Exhibit 5.1

November 8, 2024

First Busey Corporation
100 West University Avenue
Champaign, Illinois 61820

Re:	Registration Statement on Form S-4 of First Busey Corporation

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the filing by First Busey Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of the Company’s (i) common stock, par value $0.001 per share (the “Common Stock”) and (ii) Series A Non-Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock,” and together with the Common Stock, the “Registered Shares”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of August 26, 2024 (the “Merger Agreement”), by and between the Company and CrossFirst Bankshares, Inc., a Kansas corporation (“CrossFirst”), which provides, among other things, that CrossFirst will merge with and into the Company, with the Company surviving the merger (the “Merger”). The Registered Shares consist of (i) shares of Common Stock issuable pursuant to the Merger Agreement in exchange for shares of CrossFirst’s common stock, par value $0.01 per share, issued and outstanding at the effective time of the Merger and (ii) shares of Series A Preferred Stock issuable pursuant to the Merger Agreement in exchange for shares of CrossFirst’s Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, issued and outstanding at the effective time of the Merger. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Registration Statement, including the exhibits thereto; (b) the Company’s Amended and Restated Articles of Incorporation, as currently in effect; (c) the Company’s Second Amended and Restated Bylaws, as currently in effect; (d) the unanimous written consent of the board of directors of the Company (the “Board”) effective as of August 26, 2024 with respect to, among other matters, the approval of the Merger Agreement and the issuance of shares of Common Stock and Series A Preferred Stock pursuant thereto; (e) the unanimous written consent of the Board dated November 8, 2024 approving the certificate of designation fixing the relative preferences, limitations and relative rights of the Series A Preferred Stock; and (f) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed. In our investigation, we have assumed the legal capacity of all individual signatories, the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

First Busey Corporation
November 8, 2024

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Registered Shares offered pursuant to the Registration Statement: (a) upon issuance of the Registered Shares, the Company will receive consideration in an amount not less than the aggregate par value of such shares of Common Stock or Series A Preferred Stock, as applicable; (b) the Registered Shares shall have been duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor and shall have been duly issued and sold in accordance with any relevant agreement, and duly executed and delivered by the Company and any other appropriate party; (c) any relevant agreement relating to the issuance of the Registered Shares shall have been duly authorized, executed and delivered by the Company and each other party thereto, and shall constitute a binding obligation of each party thereto (other than the Company); (d) before the issuance of the Registered Shares, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived; (e) the Registration Statement, and any amendments thereto (including post-effective amendments), shall have been declared effective under the Act, and such effectiveness shall not have been terminated or rescinded; (e) a joint proxy statement/prospectus shall have been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder describing the Registered Shares offered thereby; (f) the Registered Shares shall have been issued in compliance with applicable U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable joint proxy statement/prospectus supplement; and (g) in the case of an agreement or instrument pursuant to which any Registered Shares are to be issued, there shall be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that each Registered Share will be duly authorized, validly issued, fully paid and non-assessable when (a) the Registration Statement, as finally amended, shall have become effective under the Act, (b) the Merger shall have become effective under the laws of the State of Nevada and the Merger is consummated in accordance with the terms of the Merger Agreement; and (c) the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto, in accordance with the terms of the Merger Agreement.

We express no opinion concerning the laws of any jurisdiction other than with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein and no opinion should be inferred as to any other matters. We assume no obligation to update this opinion letter after the date that the Registration Statement is initially declared effective or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

First Busey Corporation
November 8, 2024

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SNELL & WILMER L.L.P.